Exhibit 5.1

Troutman Pepper Locke LLP
3000 Two Logan Square, Eighteenth and Arch Streets
Philadelphia, PA 19103-2799

troutman.com

March 3, 2025

CubeSmart

5 Old Lancaster Road

Malvern, PA 19355

Ladies and Gentlemen:

We have acted as counsel to CubeSmart, a Maryland real estate investment trust (the “Company”), and CubeSmart, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering on or after the date hereof of up to 13,510,817 (the “Shares”) of the Company’s common shares of beneficial interest, $0.01 par value per share, which are to be offered and sold by the Company from time to time pursuant to the terms of the Equity Distribution Agreement, dated as of March 3, 2025 (the “Equity Distribution Agreement”), by and among the Company and the Partnership and each of Wells Fargo Securities, LLC, Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., BTIG, LLC, Goldman Sachs & Co. LLC, Jefferies LLC, Nomura Securities International, Inc., Regions Securities LLC and Truist Securities, Inc., each as sales agent, principal and, if applicable, forward seller (except with respect to BTIG, LLC, in which case the relevant forward seller is Nomura Securities International, Inc. (acting through BTIG, LLC as agent)) and each of Wells Fargo Bank, National Association, Bank of America, N.A., Bank of Montreal, Barclays Bank PLC, Goldman Sachs & Co. LLC, Jefferies LLC, Nomura Global Financial Products, Inc., Regions Securities LLC and Truist Bank, as forward purchaser, which, among other things, contemplates that the Company may from time to time enter into one or more forward sale agreements with each of the forward purchasers.

The offering of the Shares is being made pursuant to a prospectus supplement, dated March 3, 2025 (the “Prospectus Supplement”), and the accompanying base prospectus, dated March 3, 2023 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), each of which forms a part of the Company’s effective Registration Statement on Form S-3 (File No. 333-270248) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.            The Registration Statement, including the Prospectus;

CubeSmart March 3, 2025 Page 2

2.            The Articles of Restatement of the Declaration of Trust of the Company, as amended and supplemented through the date hereof (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

3.            The Fifth Amended and Restated Bylaws of the Company, as amended through the date hereof;

4.            A certificate of the SDAT as to the good standing of the Company, dated as of February 27, 2025;

5.            Resolutions adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to the offer and sale of the Shares (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

6.            The Equity Distribution Agreement;

7.            The Form of Forward Sale Agreement (the “Forward Sale Agreement”); and

8.            Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.

3.            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.

4.            The Shares will not be issued or transferred in violation of any restriction on ownership and transfer set forth in Article VII of the Declaration of Trust or other organizational document of the Company.

5.            A sufficient number of authorized but unissued Shares will be available for issuance when Shares are issued and sold under the Equity Distribution Agreement and any Forward Sale Agreement, as applicable.

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Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary action on the part of the Company and, upon issuance, delivery and payment therefore in the manner contemplated by the Equity Distribution Agreement and any Forward Sale Agreement, as applicable, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report filed on Form 8-K (the “Form 8-K”), to be filed by the Company with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement, the Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Locke LLP

TROUTMAN PEPPER LOCKE LLP